EXHIBIT 10.21
MINDSPEED TECHNOLOGIES, INC.
2003 LONG-TERM INCENTIVES PLAN
AWARD AGREEMENT
RESTRICTED STOCK UNIT TERMS AND CONDITIONS
          In accordance with a determination of the Board of Directors of Mindspeed Technologies, Inc., you have been awarded Restricted Stock Units pursuant to the Company’s 2003 Long-Term Incentives Plan (the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan.
          The Restricted Stock Units have been granted to you upon the following terms and conditions:
1.	Vesting of Restricted Stock Units
          The Restricted Stock Units subject to this Award Agreement (as defined in Section 14) shall vest on the earlier of:
(a)	the satisfaction of the vesting provisions as established in your Grant Letter (as defined in Section 14); or

(b)	your death or Disability (as defined in Section 14).
2.	Rights as a Shareholder
          You will not have any rights as a shareholder with respect to any Stock or other securities underlying the Restricted Stock Units unless and until you become the holder of such Stock or other securities on the books and records of the Company.
3.	Settlement of Vested Restricted Stock Units
          As promptly as practicable after the Restricted Stock Units have vested in accordance with Section 1 (but in no event later than March 15th of the year following the calendar year in which the Restricted Stock Units vest), the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock Units by bequest or inheritance) cash, Stock or other securities or a combination of cash, Stock or other securities as determined by the Committee equal to the value of the underlying Stock. The Restricted Stock Units may be earned in whole or in part, but shall not be settled for a fractional share of Stock or other securities.

          The settlement of the Restricted Stock Units for Stock or other securities shall be delayed in the event the Company reasonably anticipates that the issuance of the Stock or other securities would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units for Stock or other securities is delayed pursuant to this Section, the settlement shall occur at the earliest date at which the Company reasonably determines that such issuance will not cause a violation of federal securities laws or other applicable law.
          The Company shall delay the settlement of Restricted Stock Units to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any cash, Stock or other securities or a combination of cash, Stock or other securities in settlement of the Restricted Stock Units to which you would otherwise be entitled during the six (6) month period following the date of your Termination of Employment will be issuable on the first business day following the expiration of such six (6) month period.
4.	Cancellation of Unvested Restricted Stock Units
          Notwithstanding any other provision of this Award Agreement: (a) if at any time the vesting provisions set forth in your Grant Letter can no longer be satisfied; or (b) unless determined otherwise by the Committee, in the event of a Termination of Employment (as defined below), all unvested Restricted Stock Units shall be forfeited and cancelled and you shall have no further rights of any kind or nature with respect thereto. For purposes of this Section, “Termination of Employment” shall mean termination of your employment as an employee of the Company for any reason, including the Company terminating your employment for Cause (as defined in Section 14) and your Retirement (as defined in Section 14) from the Company, provided that: (i) death; (ii) Disability; (iii) a transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another; and (iv) a leave of absence, duly authorized in writing by the Company, shall not be deemed a Termination of Employment; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then your employment shall be deemed to terminate on the first date following such six-month period. Notwithstanding the foregoing, with respect to a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes you to be unable to perform the duties of your position of employment or substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period above.

5.	Transferability
          The Restricted Stock Unit Award is not transferable by you otherwise than: (i) by will or by laws of descent and distribution; (ii) by gift to members of your immediate family; (iii) to a trust established for the benefit of your immediate family members only; (iv) to a partnership in which your immediate family members are the only partners; or (v) as otherwise determined by the Committee. For purposes of this plan, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of the Restricted Stock Unit Award or portion thereof, the transferred Restricted Stock Unit Award shall continue to be subject to the Plan and this Award Agreement’s terms and conditions as were applicable to you immediately prior to the transfer, as if the Restricted Stock Unit Award had not been transferred.
6.	Withholding
          The Company shall have the right, in connection with the settlement of the Restricted Stock Units subject to this Award Agreement: (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the payment an amount equal to the taxes required to be withheld by law with respect to such delivery; (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld; or (iii) to sell such number of the shares of Stock or other securities as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld. The Company may also permit you to tender shares of Stock or other securities to the Company having a value sufficient to provide for any such taxes so required to be withheld.
7.	Data Privacy
          If you are an Employee providing services to the Company or one of its Subsidiaries at a location outside the United States, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company or its Subsidiaries (your “Employer”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
          You understand that the Company, its Subsidiaries and your Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or other securities or directorships held in the Company or its Subsidiaries, details of all Restricted Stock Unit Awards or any other entitlement to shares of Stock or other securities awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock or other securities acquired upon vesting of the Restricted Stock Unit Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your participation in the Plan.
8.	Applicable Law
          This Award Agreement and the Company’s obligation to deliver cash, Stock or other securities hereunder shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles, and the Federal law of the United States.
9.	Amendment and Delay to Meet the Requirements of Section 409A
          The Company, in the exercise of its sole discretion and without your consent, may amend or modify this Award Agreement in any manner and delay the issuance of any Stock or other securities issuable pursuant to this Award Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.
10.	Headings
          The section headings contained in these Restricted Stock Unit Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Award Agreement.

11.	References
          All references in these Restricted Stock Unit Terms and Conditions to sections, paragraphs, subparagraphs or clauses shall be deemed to be references to sections, paragraphs, subparagraphs and clauses of these Restricted Stock Unit Terms and Conditions unless otherwise specifically provided.
12.	Amendment and Termination
          The Company has reserved the right to amend or terminate the Plan and this Award Agreement at any time. The grant of Restricted Stock Units in one year or at one time does not in any way obligate the Company or its affiliates to make a grant in any future year or in any given amount. The Award is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.
13.	Entire Agreement
          This Award Agreement and the Plan embody the entire agreement and understanding between the Company and you with respect to the Restricted Stock Units, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Stock Units other than those expressly set forth in this Award Agreement and the Plan.
14.	Definitions
(a)	Award Agreement: these Restricted Stock Unit Terms and Conditions together with the Grant Letter.

(b)	Cause: (i) a felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Company and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Company and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to the Company and/or a Subsidiary.

(c)	Disability: permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

(d)	Grant Letter: the letter from the Company granting the Restricted Stock Units to the Employee.

(e)	Retirement: your voluntary termination of employment with the Company for any reason.